EXHIBIT 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements of Teekay Offshore Partners L.P.:

(1)	No. 333-147682 on Form S-8 pertaining to the Teekay Offshore Partners L.P. 2006 Long-Term Incentive Plan;

(2)	No. 333-174221 on Form F-3 and related prospectus for the registration of up to $750,000,000 of common units representing limited partnership units;

(3)	No. 333-175685 on Form F-3 and related prospectus for the registration of 713,226 common units;

(4)	No. 333-178620 on Form F-3 and related prospectus for the registration of 7,122,974 common units;

(5)	No. 333-183225 on Form F-3 and related prospectus for the registration of 1,700,022 common units.

of our reports dated April 11, 2013, with respect to the consolidated financial statements as at December 31, 2012 and 2011 and for each of the years in the two year period ended December 31, 2012, and the effectiveness of internal control over financial reporting as of December 31, 2012, which reports appear in the December 31, 2012 Annual Report on Form 20-F of Teekay Offshore Partners L.P.

Our report with respect to the consolidated financial statements refers to our audit of the adjustments that were applied to retrospectively adjust the consolidated statement of income (loss) for the year ended December 31, 2010 for the presentation of discontinued operations, as more fully described in note 1 to the consolidated financial statements. However, we were not engaged to audit, review, or apply any procedures to the consolidated statement of income (loss) for the year ended December 31, 2010 of the Partnership other than with respect to such adjustments.

/s/ KPMG LLP

Chartered Accountants

Vancouver, Canada

April 11, 2013